UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported):   March 31, 2011

EFL OVERSEAS, INC.
(Name of Small Business Issuer in its charter)

Nevada	000-54328	26-3062721
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

250-777 N. Rainbow Blvd., Las Vegas, NV  89107
 (Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:  (702) 938-3656

                                                   N/A
(Former name or former address if changed since last report)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

See Item 2.01

ITEM 2.01	COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On March 31, 2011, we entered into a Farmout and Participation Agreement (the “Agreement”) with Dyami Energy LLC and Eagleford Energy Inc. (jointly the “Farmor”). The Agreement provided for our acquisition of a net working interest ranging from 21.25% to 42.5%, in a 2,629 acre oil and gas lease known as the Matthews Lease, insofar as that lease covers from the surface to the base of the San Miguel formation (the “Lease”). The Lease is located in Zavala County, Texas, and has no proven reserves or current production. There were no preexisting relationships between the parties to the Agreement.

The Agreement requires us to spend up to $1,050,000 on the exploration and development of oil and/or gas production from the San Miguel formation on the lands covered by Lease. To earn our initial 21.25% working interest (net revenue interest 15.94%), we are obligated to drill and complete a vertical test well to a target depth of 3,500 feet (the Test Well”) in the San Miguel shale formation. We are also obligated to perform an injection operation on the Test Well. If the Test Well is prospective for production in commercial quantities, we are required to equip the Test Well and place it on production in a timely manner. If we determine the Test Well is not prospective for production in commercial quantities, we will be responsible for the abandonment of the Test Well. We estimate our costs related to the Test Well range from $500,000 to $600,000 excluding any abandonment liabilities.

We may increase our working interest in the Lease from 21.25% to 42.5% (net revenue interest from 15.94% to 31.875%) by spending our entire funding commitment of $1,050,000 in the performance of obligations pertaining to the Test Well. To the extent we have not expended our funding commitment on the Test Well, we may increase our working and revenue interests by undertaking additional operations on the Lease.

The working and revenue interests we acquire under the Agreement are also subject to payout provisions. Under those provisions, our net working interest and net revenue interest percentages may decrease by approximately one-fifth after the total net production revenues earned, to our joint interests with the Farmor reach from $12,500,000 to $15,000,000.

As a result of the Agreement, we have initiated oil and gas operations. We are currently negotiating additional working interest acquisitions in Matthews Lease and other oil and gas leases in the Eagle Ford Shale Formation.

On January 17, 2011 we also made a contingent offer to purchase a 22.989% working interest in the Kotaneelee gas field and gas processing plant located in the Yukon Territory in Canada. Although the contingent offer has been accepted, the completion of the transaction is dependent, among other things, upon the execution of a definitive agreement between the parties. We plan to make offers on additional working interest in the Kotaneelee. If we obtain all of the interests on which we are negotiating, early estimates indicate that we will require from $80,000,000 to $120,000,000 to funds our exploration plan.

We are actively seeking additional capital to funds expenditures associated with our operations.  During December 2010 and March 2011, we raised $191,100 and $1,123,200, respectively, in private placements of our equity securities (see Item 3.02). If we are unable to raise the financing we need, our business plan may fail and our stockholders could lose their investment. There can be no assurance that we will be successful in raising the capital we require, or that if the capital is offered, it will be subject to terms we consider acceptable. Investors should be aware that even if we are able to raise the funds we require, there can be no assurance that we will succeed in our acquisition, exploration or production plans and we may never be profitable.

Form 10 Requirements
In satisfaction of disclosure requirements of subpart(f) of this Item 2.01, the following reports filed with U.S. Securities and Exchange Commission on the dates indicated, are incorporated by reference herein:

Documents Incorporated By Reference
Description	Filing Date

Form 10-K for the year ended August 31, 2010	December 13, 2010
Form 10-Q for the quarter ended November 30, 2010	January 14, 2011
Form 8-K current report on Item 5.02	March 15, 2011
Form 8-K current report on Item 5.02	March 18, 2011

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ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

During December 2010, we sold 86,870 shares of common stock in a private placement of investment units to two (2) accredited investors. The investment units were priced at $2.30 each and consisted of one share of our common stock, and one stock purchase warrant. Each stock purchase warrant entitles the holder to purchase one share of our common stock at a price of $3.50 per share until December 29, 2012. Proceeds from the private placement totaled $199,800 of which $174,800 was paid in cash and $25,000 was a conversion of indebtedness. We paid $8,700 in finder’s fees in connection with the issuance of these shares.

During March 2011, we sold 390,000 shares of common stock in a private placement of investment units to ten (10) accredited investors. The investment units were priced at $3.00 each and consisted of one share of our common stock, and one stock purchase warrant. Each stock purchase warrant entitles the holder to purchase one share of our common stock at a price of $4.50 per share until April 1, 2013. Proceeds from the private placement totaled $1,170,000, all of which was paid in cash. We paid $46,800 in finder’s fees in connection with the issuance of these shares.

We relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 in connection with the sale of these securities. We believe our investors had knowledge and experience in financial and business matters which allowed them to evaluate the merits and risks of an investment in our securities.

ITEM 5.06     CHANGE IN SHELL COMPANY STATUS

See Item 2.01 of this report.

ITEM 9.01     FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBITS

Exhibit Number	Description of Exhibit
10.1	Farmout and Participation Agreement dated March 31, 2011

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EFL OVERSEAS, INC.

Date: April 6, 2011	By:	/s/ Keith Macdonald
Keith Macdonald
President

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